Exhibit 99.1

NEW DRAGON ASIA ANNOUNCES
ADJOURNMENT OF ANNUAL MEETING TO SOLICIT ADDITIONAL VOTES
Investor Conference Call Scheduled for Tuesday, May 17, 2011

LONGKOU, China, May 16, 2011 -- New Dragon Asia Corp. (NYSE Amex: NWD), one of China's leading producers of instant noodles, flour-related products and soybean derived products today announced that its annual meeting of stockholders had been adjourned due to the proposal relating to the increase in its authorized shares – required to cure an over-issue in its Class A Common Stock – had received only 42% of the votes of the shares entitled to vote and therefore failed to be adopted.  Based on the advice of counsel, the Company is seeking to solicit more votes in order to be able to proceed with the other proposals to be voted on at the annual meeting.

The price of New Dragon’s common stock is below $1 per share and it faces an imminent AMEX delisting.  Management believes that it is in the best interest of the Company and its stockholders to approve the proposal relating to the increase in authorized shares and the related reverse split of the Class A Common Stock at the ratio of 1 for 100 as maintaining the AMEX listing will enable the Company to be able to attract top caliber talent as well as maintain a stronger standing in the business and financial community.

During the adjournment, shareholders may still vote on the proposals as described in the Company’s proxy statement, which is available on the website of the Securities and Exchange Commission at www.sec.gov together with the Company’s latest annual report on Form 10-K and the results of the Company for the quarter ended March 25, 2011 contained in its quarterly report on Form 10-Q filed with the SEC on May 5.  Only shareholders who held the Company’s stock as of the record date of March 23, 2011 are eligible to vote.  Those shareholders that have received proxy materials should utilize one of the options below to ensure that their vote is promptly recorded in time for the shareholders meeting:

VOTE BY INTERNET: Shareholders may cast their vote by logging into: http://www.proxyvote.com.  Shareholders will need to reference the control number that is found on their Voting Instruction Form (VIF).

VOTE BY TOUCHTONE PHONE: Shareholders may cast their vote by calling the toll free number found on their Voting Instruction Form (VIF).  Shareholders will need to reference the control number that is found on the VIF.

VOTE BY MAIL: Shareholders may cast their vote by mail by signing, dating and mailing the proxy card that they received by mail.

If any shareholders should need assistance with voting or obtaining a control number from their broker in order to vote their shares, they should contact the company's proxy advisors Advantage Proxy toll free at 1-877-870-8565 or at 206-870-8565.

CONFERENCE  CALL

Those shareholders that have any questions relating to New Dragon, the Company’s recent financial results, the shareholder meeting or otherwise should participate in a conference call scheduled to be held Tuesday May 17, 2011 at 10:00am (EDT).  The conference bridge information is set forth below:

Toll Free Dial In: 888-433-2831

International Dial In: 719-955-2379

Passcode: 212 407 4933

About New Dragon Asia Corp.

Headquartered in Shandong Province, PRC, New Dragon Asia Corp. is engaged in the milling, sale and distribution of flour and related products, including instant noodles and soybean-derived products, to retail and wholesale customers throughout China. With a well-known brand name called "Long Feng", the Company markets its well-established product line through a countrywide network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces. New Dragon Asia has eight manufacturing plants in the PRC with an aggregate production capacity of approximately 110,000 tons of flour and approximately 1.1 billion packets of instant noodles and 4,500 tons of soybean powder.

Contact:

New Dragon Asia Corp.

Email: lf-lyz@163.com